POWER TRANSMISSION SOLUTIONS
A Business Unit of Emerson Electric Co.
(Carved-Out Operation of Emerson Electric Co.)
Consolidated and Combined Financial Statements
September 30, 2014 and 2013
(With Independent Auditor's Report Thereon)

POWER TRANSMISSION SOLUTIONS

Table of Contents

Independent Auditor's Report                                            1
Consolidated and Combined Statements of Earnings and Comprehensive Income                        2
Consolidated and Combined Balance Sheets                                        3
Consolidated and Combined Statements of Invested Equity                                4
Consolidated and Combined Statements of Cash Flows                                5
Notes to Consolidated and Combined Financial Statements                             6-17

Report of Independent Registered Public Accounting Firm
The Board of Directors
Emerson Electric Co.:
We have audited the accompanying consolidated and combined balance sheets of Power Transmission Solutions (a business unit of Emerson Electric Co.) (the “Business”) as of September 30, 2014 and 2013, and the related consolidated and combined statements of earnings and comprehensive income, invested equity and cash flows for each of the years in the two-year period ended September 30, 2014. These consolidated and combined financial statements are the responsibility of Emerson Electric Co.’s (the “Company”) management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Power Transmission Solutions as of September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 2014 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Cincinnati, Ohio
December 15, 2014

Consolidated and Combined Statements of Earnings and Comprehensive Income
POWER TRANSMISSION SOLUTIONS
Years ended September 30
(Dollars in thousands)

	2013	2014

Net sales	$616,928	$607,337
Costs and expenses:
Cost of sales	403,012	389,845
Selling, general and administrative expenses	116,544	117,623
Other deductions (income), net	21,246	14,326
Interest income, net	(3,899)	(4,111)
Earnings before income taxes	80,025	89,654
Income taxes	27,562	28,621
Net earnings	$52,463	$61,033

Comprehensive Income
Net earnings	$52,463	$61,033
Foreign currency translation	12,299	(21,612)
Pension, net of tax, 2013 $(2,920); 2014, $573	5,422	(1,064)
Cash flow hedges, net of tax: 2013, $162; 2014, $(67)	(276)	114
Total comprehensive income	$69,908	$38,471

See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Balance Sheets
POWER TRANSMISSION SOLUTIONS
September 30
(Dollars in thousands)

	2013	2014
ASSETS
Current assets
Cash and cash equivalents	$90,624	$100,741
Trade receivables, less allowances of $296 in 2013 and $434 in 2014	93,954	88,646
Inventories:
Finished products	37,913	37,187
Raw material and work in process	45,407	47,804
Total inventories, less obsolescence reserves of $5,743 in 2013 and $6,269 in 2014	83,320	84,991
Deferred income taxes	8,050	9,033
Other current assets	2,722	3,356
Total current assets	278,670	286,767

Property, plant and equipment
Land	9,647	10,258
Buildings	111,416	113,722
Machinery and equipment	331,379	269,099
Construction in progress	3,538	3,026
	455,980	396,105
Less: Accumulated depreciation	331,874	275,435
Property, plant and equipment, net	124,106	120,670

Other assets
Goodwill	232,015	222,832
Other intangible assets	41,725	35,189
Deferred income taxes	6,506	6,202
Other	4,040	2,194
Total other assets	284,286	266,417
Total assets	$687,062	$673,854

LIABILITIES AND EQUITY
Current liabilities
Cash pool borrowings	$21,462	$14,378
Trade accounts payable	49,525	57,504
Accrued expenses	47,042	46,491
Income taxes	6,766	9,924
Total current liabilities	124,795	128,297

Other long-term liabilities	28,145	27,573
Deferred income taxes	13,336	11,202

Invested equity
Intercompany receivable due from Emerson	(200,345)	(229,358)
Net investment	704,400	741,971
Accumulated other comprehensive income	16,731	(5,831)
Total invested equity	520,786	506,782
Total liabilities and equity	$687,062	$673,854

See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Invested Equity
POWER TRANSMISSION SOLUTIONS
Years ended September 30
(Dollars in thousands)

	2013	2014

Intercompany receivable due from Emerson
Beginning balance	$(195,214)	$(200,345)
Net transfer from (to) Emerson	(5,131)	(29,013)
Ending balance	(200,345)	(229,358)

Net investment
Beginning balance	713,867	704,400
Net earnings	52,463	61,033
Net transfer to Emerson	(61,930)	(23,462)
Ending balance	704,400	741,971

Accumulated other comprehensive income
Beginning balance	(714)	16,731
Foreign currency translation	12,299	(21,612)
Pension, net of tax	5,422	(1,064)
Cash flow hedges, net of tax	(276)	114
Ending balance	16,731	(5,831)

Total invested equity	$520,786	$506,782

See accompanying Notes to Consolidated and Combined Financial Statements.

Consolidated and Combined Statements of Cash Flows
POWER TRANSMISSION SOLUTIONS
Years ended September 30
(Dollars in thousands)

	2013	2014
Operating activities
Net earnings	$52,463	$61,033
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,559	21,631
Changes in operating working capital	12,176	17,398
Other	(6,624)	(7,751)
Net cash provided by operating activities	85,574	$92,311

Investing activities
Capital expenditures	(10,886)	(15,576)
Proceeds from disposition of property, plant and equipment	3,785	573
Other	1,957	(489)
Net cash used in financing activities	(5,144)	$(15,492)

Financing activities
Net increase (decrease in cash pool borrowings	21,364	(6,744)
Net transfer to Emerson	(67,061)	(52,475)
Net cash used in financing activities	(45,697)	(59,219)

Effect of exchange rate changes on cash and equivalents	765	(7,483)
Increase (decrease in cash and equivalents	35,498	10,117
Beginning cash and equivalents	55,126	90,624
Ending cash and equivalents	$90,624	$100,741

Changes in operating working capital
Receivables	(4,071)	1,748
Inventories	12,237	(3,382)
Other current assets	(984)	(1,382)
Accounts payable	(473)	10,611
Accrued expenses	2,396	3,071
Income taxes	3,071	6,732
Total changes in operating working capital	$12,176	$17,398

See accompanying Notes to Consolidated and Combined Financial Statements

Notes to Consolidated and Combined Financial Statements
POWER TRANSMISSION SOLUTIONS

Years ended September 30
(Dollars in thousands except where noted)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Power Transmission Solutions (the Company) operates as a business unit of Emerson Electric Co.’s (“Emerson”) Industrial Automation segment. The Company designs, manufactures, and markets bearings, conveying components, couplings, drive components, and gearing products to customers in a variety of industries.
Basis of Presentation

These consolidated and combined financial statements (the “Financial Statements”) present the carve-out historical financial position, results of operations and cash flows of the Company as if it had operated on a stand-alone basis subject to Emerson’s control. The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), by consolidating and combining financial information of the subsidiaries of Emerson, which included activities of the Company. Intra-group transactions and balances between Company entities have been eliminated. Investments of 20 percent to 50 percent of the voting shares of other entities are accounted for by the equity method.

The Company has historically operated as part of Emerson and not as a separate stand-alone entity. These Financial Statements have been prepared on a “carve-out” basis from the consolidated financial statements of Emerson. The accompanying Financial Statements only include operations and assets and liabilities that are specifically attributable to the Company. Certain general and administrative functions are maintained at the Emerson corporate level and the related costs have been allocated to the Company based on methodologies Emerson management believes to be reasonable. However, the Financial Statements do not purport to represent the financial position, the results of operations, changes in invested equity and cash flows of the Company in the future or what they would have been if the Company had operated as a stand-alone entity during the periods presented.

The Company has one segment based on its management operating structure. Operations are managed and financial performance is evaluated on a Company-wide basis.

As a separate business unit of Emerson, the Company performs certain of its own management and administrative functions. However, Emerson provides certain oversight and support services, including assistance with management strategy, logistics, marketing, finance, treasury, tax, human resources, legal, and other activities. A charge for these services, including key executive compensation, has been historically allocated to the Company based principally on revenues. Management considers these allocations to be reasonable but not necessarily indicative of the costs that would have been incurred if the Company had been operated on a stand- alone basis.

In addition, Emerson charges its business units for centrally provided services such as IT services comprised of application hosting, network support, network security, messaging, and other technology-related services. The Company is charged a portion of the actual cost of Emerson’s IT infrastructure based on usage of these services.
The Company is charged for the cost of Emerson-sponsored programs, including employee benefits, insurance, freight and other programs.

The Company participates in Emerson-sponsored defined pension and retiree welfare plans in the U.S. and Canada in which pension and retiree welfare costs are allocated to the Company based on actuarial liabilities related to the Company’s members in these plans.

Emerson centrally manages substantially all of its financial resources. The Company finances its operating and capital resource requirements through cash flows from operations and intercompany funding with Emerson. Emerson does not allocate corporate debt and the related interest charges to its business units and therefore, these Financial Statements do not reflect an allocation of corporate interest expense.

The total invested equity in the Financial Statements constitutes Emerson’s investment in the Company, which includes the cumulative intercompany receivable balance due from Emerson. Interest income earned on the Company’s cumulative intercompany receivable balance due from Emerson is included in earnings.

The Company determines its current and deferred taxes by applying Accounting Standards Codification (ASC or the Codification) Topic 740, Income Taxes, as amended (ASC 740). Historically, some subsidiaries of the Company have filed consolidated income tax returns as a part of Emerson. For the purposes of these Financial Statements, the Company calculates income tax expense, deferred income taxes and income taxes payable and assesses the recoverability of income tax receivables and realizability of deferred tax assets as if the business was a separate taxable group. Tax receivables or deferred tax assets are characterized as realized or realizable on the Financial Statements when those tax attributes would have been realized or realizable by the Company, even if the Company would not otherwise have realized the attributes as part of Emerson.

The Financial Statements of the Company are presented in U.S. dollars, which is its reporting currency. The functional currency for the majority of the Company’s non-U.S. subsidiaries is the local currency. Adjustments resulting from translating local currency financial statements into U.S. dollars are reflected in accumulated other comprehensive income.
Use of Estimates
The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with original maturities of three months or less and include amounts maintained in Emerson-sponsored pooled cash accounts.
Inventories
Inventories are stated at the lower of cost or market. Inventory is valued based on standard costs that approximate average costs. Cost standards are revised at the beginning of each fiscal year. The annual effect of resetting standards plus any operating variances incurred during each period is allocated between inventories and cost of sales.
Revenue Recognition
The Company recognizes nearly all of its revenues through the sale of manufactured products and records the sale when products are shipped, title and risk of loss passes to the customer, persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collection is reasonably assured. Allowances, based on historical experience, are made for anticipated returns of products and sales discounts at the time products are sold.
The Company records amounts billed to customers for shipping and handling fees in a sales transaction as revenue. Shipping and handling costs of $7,891 and $5,566 for the years ended September 30, 2014, and 2013, respectively, are included in selling, general, and administrative expenses.
One customer accounted for 16% of net sales in 2014 and 2013. No other customers accounted for more than 10% of the Company’s net sales in 2014 and 2013.
Derivative Instruments and Hedging Activities
The Company accounts for derivatives and hedging activities in accordance with ASC 815, Derivatives and Hedging, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivative instruments designated as a cash flow hedge, the gain or loss on the derivative is deferred as a separate component of accumulated other comprehensive income (loss) until recognized in earnings with the underlying hedged item. Gains or losses from the ineffective portion of any hedge are recognized in the income statement immediately. For derivative instruments that do not qualify for hedge accounting, the fair value of the derivative instrument is recorded as an asset or liability on the balance sheets, with changes in fair value recorded in the statements of income.
Fair Value Measurements
ASC 820, Fair Value Measurement, established a formal hierarchy and framework for measuring certain financial statement items at fair value, and expanded disclosures about fair value measurements and the reliability of valuation inputs. Under ASC 820, measurement assumes the transaction to sell an asset or transfer a liability occurs in the principal or at least the most advantageous market for that asset or liability. Within the hierarchy, Level 1 instruments use observable market prices for the identical item in active markets and have the most reliable valuations. Level 2 instruments are valued through broker/dealer quotation or through market-observable inputs for similar items in active markets, including forward and spot prices, interest rates and volatilities. Level 3 instruments are valued using inputs not observable in an active market, such as company-developed future cash flow estimates, and are considered the least reliable. Valuations for all of the Company’s financial instruments fall within Level 2.
The carrying value approximates fair value for cash and cash equivalents, accounts receivable, trade accounts payable, and cash pool borrowings.
Property, Plant, and Equipment
The Company records investments in land, buildings and improvements, and machinery and equipment at cost. Depreciation on building and improvements and machinery and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 30 to 40 years, while the estimated useful lives of machinery and equipment range from 5 to 15 years. Long-lived tangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized based on estimated fair values if the sum of expected future undiscounted cash flows of the related assets is less than carrying values.
Goodwill and Other Intangibles
Assets and liabilities acquired in business combinations are accounted for using the acquisition method and recorded at their respective fair values. The Company conducts an impairment test of goodwill on an annual basis in the fourth quarter and between tests if events or circumstances indicate its fair value may be less than its carrying value. If its carrying value exceeds its estimated fair value, goodwill impairment is recognized to the extent that recorded goodwill exceeds the implied fair value of goodwill. Estimated fair values of the Company are Level 3 measures and are developed primarily under the income approach that discounts estimated future cash flows using risk-adjusted interest rates. No goodwill impairments were recorded during the years ended September 30, 2014, and 2013.
All of the Company’s identifiable intangible assets are subject to amortization. Identifiable intangibles consist of intellectual property such as patented and unpatented technology and trademarks, customer relationships and capitalized software, and are amortized on a straight-line basis over their estimated lives. These intangibles are also subject to evaluation for potential impairment if events or circumstances indicate the carrying value may not be recoverable. The Company determined there was no impairment during the years ended September 30, 2014 and 2013.
Income Taxes
Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The Company also provides for U.S. federal income taxes, net of available foreign tax credits, on earnings intended to be repatriated from non-U.S. locations. No provision has been made for U.S. income taxes on approximately $71.3 million of undistributed earnings of non-U.S. subsidiaries as of September 30, 2014, as these earnings are considered permanently invested or otherwise indefinitely retained for continuing international operations. Recognition of U.S. taxes on undistributed non-U.S. earnings would be triggered by a management decision to repatriate those earnings, although there is no current intention to do so. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted is not practicable.

Environmental Remediation

Costs for remediation of environmental sites are accrued in the accounting period in which the obligation is probable and when the cost is reasonably estimable. Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from insurance or third parties. In those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectability of such amounts is probable, the amounts are reflected as receivables in the Financial Statements.

Product Warranties
Warranties vary by product line and are competitive for the markets in which the Company operates. Warranties generally extend for one to two years from the date of sale. Provisions for warranty are determined primarily based on historical warranty cost as a percentage of sales, adjusted for specific problems that may arise.
Comprehensive Income
Comprehensive income is primarily composed of net earnings plus changes in foreign currency translation, pension, and the fair value of cash flow hedges. Accumulated other comprehensive income, net of tax, consists of foreign currency translation adjustments of $(70) and $21,542, pension charges of $(5,875) and $(4,811), and cash flow hedges of $114 and $0, respectively, for the years ended September 30, 2014, and 2013.

(2) OTHER DEDUCTIONS (INCOME), NET

Other deductions (income), net is summarized as follows:

	2013	2014
Rationalization of operations	$5,159	$1,260
Amortization of intangibles (intellectual property and customer relationships)	5,534	5,590
Environmental costs	6,750	8,500
Other	3,803	(1,024)
Total	$21,246	$14,326

(3) RATIONALIZATION OF OPERATIONS

Rationalization of operations expense reflects costs associated with the Company's efforts to continually improve operational efficiency and deploy assets globally to remain competitive on a worldwide basis. Each year the Company incurs costs to size itself to levels appropriate for current economic conditions and to improve its cost structure for future growth. Rationalization expenses result from individual actions implemented across the Company on an ongoing basis and include costs for moving facilities to best-cost locations to serve local markets, exiting certain product lines, downsizing operations because of changing economic conditions and other costs resulting from asset redeployment decisions. Shutdown costs include severance, benefits, stay bonuses, lease and contract terminations and asset write-downs. In addition to the costs of moving fixed assets, start-up and moving costs include employee training and relocation. Vacant facility costs include security, maintenance, utilities and other costs.

The Company recorded rationalization expenses of $1,260 and $5,159, respectively, for 2014 and 2013. The Company currently expects to incur rationalization expense in 2015 of $1,097 including the costs to complete actions initiated before the end of 2014 and actions anticipated to be approved and initiated during 2015.

The change in the liability for the rationalization of operations during the years ended September 30 follows:

	2013	Expense	Paid/Utilized	2014
Severance and benefits	$1,969	$34	$1,738	$265
Lease and other contract terminations	—	—	—	—
Vacant facility and other shutdown costs	—	1,040	1,040	—
Start-up and moving costs	—	186	186	—
Total	$1,969	$1,260	$2,964	$265

	2012	Expense	Paid/Utilized	2013
Severance and benefits	$1,444	$2,823	$2,298	$1,969
Lease and other contract terminations	—	63	63	—
Vacant facility and other shutdown costs	—	935	935	—
Start-up and moving costs	—	1,338	1,338	—
Total	$1,444	$5,159	$4,634	$1,969

Vacant facility and other shutdown costs were concentrated in North America in 2014 and 2013, related to facilities shutdown in 2013 and 2012. The Company incurred severance and start-up and moving costs in 2013 as a result of facility consolidation within North America to improve operational efficiency. Severance actions included the elimination of approximately 45 and 150 positions in 2014 and 2013, respectively.

(4) GOODWILL AND OTHER INTANGIBLES

The change in the carrying value of goodwill follows:

Goodwill
Balance September 30, 2013	$232,015
Foreign currency translation	(9,183)
Balance September 30, 2014	$222,832

The gross carrying amount of accumulated amortization of identifiable intangible assets by major class follow:

	Customer Relationships		Intellectual Property		Capitalized Software		Total
	2013	2014	2013	2014	2013	2014	2013	2014
Gross carrying amount	$56,093	$52,385	$17,512	$16,593	$28,057	$29,557	$101,662	$98,535
Less: Accumulated amortization	24,899	27,631	10,083	10,491	24,955	25,224	59,937	63,346
Net carrying amount	$31,194	$24,754	$7,429	$6,102	$3,102	$4,333	$41,725	$35,189

Total intangible asset amortization expense for 2014 and 2013 was $5,933 and $6,867, respectively. Based on intangible asset balances as of September 30, 2014, expected amortization expense is $5,472 in 2015, $5,404 in 2016, $5,330 in 2017, $5,265 in 2018 and $5,023 in 2019.

(5) FINANCIAL INSTRUMENTS

Hedging Activities
As of September 30, 2014, the notional amount of foreign currency hedge positions was $26.6 million. All derivatives receiving deferral accounting are cash flow hedges. The majority of unrealized hedging gains and losses deferred as of September 30, 2014 are expected to be recognized over the next 12 months as the underlying forecasted transactions occur. Amounts included in Earnings and Other Comprehensive Income follows:

		Gain (Loss) to Earnings		Gain (Loss) to OCI
	Location	2013	2014	2013	2014
Foreign currency	Cost of Sales	$579	$357	$141	$538

Regardless of whether derivatives received deferral accounting, the Company expects hedging gains or losses to be essentially offset by losses or gains on the related underlying exposures. The amounts ultimately recognized will differ from those presented above for open positions, which remain subject to ongoing market price fluctuations until settlement. Derivatives receiving deferral accounting are highly effective and no amounts were excluded from the assessment of hedge effectiveness. Hedge ineffectiveness was immaterial in 2014 and 2013.

Fair Value Measurements
As of September 30, 2014, the fair value of foreign currency contracts was reported in other current assets. Valuations of derivative contract positions as of September 30 follow:

	2013		2014
	Assets	Liabilities	Assets	Liabilities
Foreign Currency	$—	$—	$181	$—

(6) RETIREMENT PLANS

The Company sponsors three defined-benefit pension plans in the United States and three defined-benefit pension plans in Mexico. The Company also participates in Emerson-sponsored defined-benefit pension plans in the United States and Canada in which pension cost is allocated to the Company based on actuarial liabilities.

In addition, the Company offers defined-contribution plans, including 401-K, profit-sharing, and other savings plans that provide retirement benefits for most of its employees.

Retirement plans expense includes the following components:

	U.S. Plans		Non-U.S. Plans
	2013	2014	2013	2014
Company sponsored defined benefit plans:
Service cost (benefits earned during the period)	$598	$292	$189	$204
Interest cost	1,707	1,787	169	222
Expected return on plan assets	(2,827)	(2,740)	(154)	(134)
Net amortization and other	2,664	1,535	173	(60)
Net periodic pension expense	2,142	874	377	232
Emerson-sponsored defined benefit plans	17,758	12,638	128	75
Defined contribution plans	689	643	1,446	1,597
Total retirement plan expense	$20,589	$14,155	$1,951	$1,904

Reconciliations of the actuarial present value of the projected benefit obligations and of the fair value of plan assets for Company sponsored defined -benefit pension plans follow:

	U.S. Plans	Mexico Plans
	2014	2014
Projected benefit obligation, beginning	$38,771	$2,862
Service cost	292	204
Interest cost	1,787	222
Actuarial (gain) loss	4,478	(11)
Benefit paid	(2,181)	(106)
Foreign currency translation and other	—	(80)
Projected benefit obligation, ending	$43,147	$3,091

Fair value of plan assets, beginning	$40,006	$2,012
Actual return on plan assets	4,124	90
Employer contributions	1,830	264
Benefits paid	(2,181)	(106)
Foreign currency translation and other	—	(57)
Fair value of plan assets, ending	$43,779	$2,203

Net amount recognized in the balance sheet	$632	$(888)

Amounts recognized in the balance sheet:
Noncurrent asset	$832	$—
Current liability	—	(65)
Noncurrent liability	(200)	(823)
Pretax accumulated other comprehensive loss	(8,457)	(582)

Approximately $1,870 of the $9,039 of losses deferred in accumulated other comprehensive income at September 30, 2014 will be amortized into earnings in 2015. As of September 30, 2014, the plans in total were underfunded by $256, which includes $689 of unfunded plans.

As of the plans' September 30, 2014 and 2013 measurement dates, the total accumulated benefit obligation was $46,238 and $41,633, respectively. Also, as of the plans respective measurement dates, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for retirement plans with accumulated benefit obligations in excess of plan assets were $3,291, $3,291, and $2,203, respectively, for 2014, and $3,062, $3,062, and $2,012, respectively, for 2013.

Future benefit payments for U.S. plans are estimated to be $2,423 in 2015, $2,522 in 2016, $2,586 in 2017, $2,633 in 2018, $2,678 in 2019, and $13,926 in total over the five years 2020 through 2024. Based on foreign currency exchange rates as of September 30, 2014, future benefit payments for the Mexico plans are estimated to be $644 in 2015, $259 in 2016, $319 in 2017, $292 in 2018, $296 in 2019 and $1,483 in total over the five years 2020 through 2024. The Company expects to contribute approximately $239 to its retirement plans in 2015.

The weighted-average assumptions used in the valuation of pension benefits were as follows:

	U.S. Plans		Mexico Plans
Net pension expense:	2013	2014	2013	2014
Discount rate	4.00%	4.75%	7.00%	8.00%
Expected return on plan assets	7.75%	7.50%	7.50%	7.00%
Rate of compensation increase	—%	—%	4.50%	4.50%

Benefit obligations:
Discount rate	4.75%	4.25%	8.00%	7.35%
Rate of compensation increase	—%	—%	4.50%	4.50%

The U.S. plans are flat dollar benefits which are not dependent upon pay and therefore, do not require a compensation increase assumption. Defined-benefit pension plan expense for 2015 is expected to be approximately $1,300, versus $1,106 in 2014.
The Company's asset allocations at September 30, 2014 and 2013, and weighted-average target allocations are as follows:

	U.S. Plans			Mexico Plans
	2013	2014	Target	2013	2014	Target
Equity securities	65%	63%	60-70%	28%	28%	25-30%
Debt securities	30%	32%	25-35	72%	72%	70-75
Other	5%	5%	3-10	—%	—%	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

One of the U.S. plans, accounting for approximately 60% of total U.S. plan assets in 2014 and 2013, holds an ownership percentage in the overall Emerson Master Trust of approximately .6% in 2014 and 2013. Allocations of this plan’s assets reflect its ownership interest in the various asset categories of the Emerson Master Trust. The primary objective for the investment of plan assets is to secure participant retirement benefits while earning a reasonable rate of return. Plan assets are invested consistent with the provisions of the prudence and diversification rules of ERISA and with a long-term investment horizon. The Company continuously monitors the value of assets by class and routinely rebalances to remain within target allocations. The strategy for equity assets is to minimize concentrations of risk by investing primarily in companies in a diversified mix of industries worldwide, while targeting neutrality in exposure to market capitalization levels, growth versus value profile, global versus regional markets, fund types and fund managers. The approach for bonds emphasizes investment-grade corporate and government debt with maturities matching a portion of the longer duration pension liabilities. The bonds strategy also includes a high yield element which is generally shorter in duration. A small portion of U.S. plan assets is allocated to private equity partnerships and real asset fund investments for diversification, providing opportunities for above market returns. Leveraging techniques are not used and the use of derivatives in any fund is limited and inconsequential.

The fair values of defined benefit plan assets as of September 30, organized by asset class and by the fair value hierarchy of ASC 820 as outlined in Note 1, follow:

	Level 1	Level 2	Level 3	Total	%
2014
U.S. equities	$6,406	$10,783	$1,082	$18,271	40%
International equities	3,462	4,291	—	7,753	17%
Emerging market equities	—	2,194	—	2,194	5%
Corporate bonds	—	4,761	—	4,761	10%
Government bonds	—	8,978	—	8,978	20%
High yield bonds	—	1,785	—	1,785	4%
Other	1,190	1,015	35	2,240	4%
Total	$11,058	$33,807	$1,117	$45,982	100%

2013
U.S. equities	$6,227	$9,814	$724	$16,765	40%
International equities	3,376	4,062	—	7,438	18%
Emerging market equities	—	2,137	—	2,137	5%
Corporate bonds	—	4,300	—	4,300	10%
Government bonds	—	7,742	—	7,742	19%
High yield bonds	—	1,567	—	1,567	4%
Other	1,031	1,003	35	2,069	4%
Total	$10,634	$30,625	$759	$42,018	100%

Asset Classes
U.S. Equities reflects companies domiciled in the U.S., including multinational companies. International Equities is comprised of companies domiciled in developed nations outside the U.S. Emerging Market Equities is comprised of companies domiciled in portions of Asia, Eastern Europe and Latin America. Corporate Bonds represents investment-grade debt of issuers primarily from the U.S. Government Bonds includes investment-grade instruments issued by federal, state and local governments, primarily in the U.S. High Yield Bonds includes noninvestment-grade debt from a diverse group of developed market issuers. Other includes cash, interests in mixed asset funds investing in commodities, natural resources, agriculture and exchange-traded real estate funds, life insurance contracts (U.S.), and shares in certain general investment funds of financial institutions or insurance arrangements (non-U.S.) that typically ensure no market losses or provide for a small minimum return guarantee.

Fair Value Hierarchy Categories
Valuations of Level 1 assets for all classes are based on quoted closing market prices from the principal exchanges where the individual securities are traded. Cash is valued at cost, which approximates fair value. Equity securities categorized as Level 2 assets are primarily nonexchange-traded commingled or collective funds where the underlying securities have observable prices available from active markets. Valuation is based on the net asset value of fund units held as derived from the fair value of the underlying assets. Debt securities categorized as Level 2 assets are generally valued based on independent broker/dealer bids or by comparison to other debt securities having similar durations, yields and credit ratings. Other Level 2 assets are valued based on a net asset value of fund units held, which is derived from either market-observed pricing for the underlying assets or broker/dealer quotation. U.S. equity securities classified as Level 3 are fund investments in private companies. Valuation techniques and inputs for these assets include discounted cash flow analysis, earnings multiple approaches, recent transactions, transferability restrictions, prevailing discount rates, volatilities, credit ratings and other factors. In the Other class, interests in mixed assets funds are Level 2, and U.S. life insurance contracts and non-U.S. general fund investments and insurance arrangements are Level 3.

(7) POSTRETIREMENT PLANS

The Company participants in an Emerson-sponsored unfunded postretirement healthcare plan in the United States in which costs of the plan are allocated by Emerson based on the Company’s actuarially determined liability. Postretirement costs allocated to the Company in 2014 and 2013 were $1,376 and $2,051, respectively.

(8) INCOME TAXES

Pretax earnings consist of the following:

	2013	2014
United States	$55,884	$54,882
Non-U.S.	24,141	34,772
Total pretax earnings (loss) from continuing operations	$80,025	$89,654

The principal components of income tax expense are as follows:

	2013	2014
Current:
Federal	$25,782	$19,037
State and Local	2,477	2,387
Non-U.S.	9,536	11,611

Deferred:
Federal	(7,236)	(1,020)
State and Local	(98)	(60)
Non-U.S.	(2,899)	(3,334)
	$27,562	$28,621

Reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate follows:

	2013	2014
Federal Rate	35.0%	35.0%
State and local taxes, net of federal tax benefit	2.0%	1.7%
Non-U.S. rate differential	(2.8)%	(2.9)%
Repatriation	1.6%	—%
Section 199	(2.2)%	(1.3)%
Other	0.8%	(0.6)%
Effective income tax rate	34.4%	31.9%

Following are reconciliations of the beginning and ending balances of unrecognized tax benefits before recoverability of cross-jurisdictional tax credits (federal, state, and non-U.S.) and temporary differences. The amount of unrecognized tax benefits is not expected to significantly increase or decrease in the next 12 months.

2014
Beginning Balance at October 1	$3,078
Additions for current year tax positions	664
Reductions for prior year tax positions	(44)
Reductions for settlements with tax authorities	(171)
Reductions for expirations of statute of limitations	(612)
Ending Balance at September 30	$2,915

If none of the unrecognized tax benefits shown is ultimately paid, the tax provision and the calculation of the effective tax rate would be favorably impacted by $1,895. The Company accrues interest and penalties related to income taxes in income tax expense. Total interest and penalties recognized were $(16) and $17 in 2014 and 2013, respectively. As of September 30, 2014 and 2013, total accrued interest and penalties were $48, and $64, respectively.

The United States is the major jurisdiction for which the Company files income tax returns. Examinations by the U.S. Internal Revenue Service are complete through 2009 and in progress for 2010 and 2011. The status of state and non-U.S. tax examinations varies by the numerous legal entities and jurisdictions in which the Company operates.

The principal items that gave rise to deferred income tax assets and liabilities follow:

Deferred Tax Assets:	2013	2014
Accrued liabilities	$4,562	$3,679
Employee compensation and benefits	5,474	4,607
Environmental liability	7,477	8,633
Net operating leases and credit carryforwards	1,943	1,484
Other	5,456	6,715
Total	$24,912	$25,118

Valuation allowances	$(1,715)	$(1,519)

Deferred Tax Liabilities:
Intangibles	$(13,365)	(11,069)
Property, plant & equipment	(7,377)	(6,139)
Other	(1,243)	(2,358)
Total	(21,985)	(19,566)
Net Deferred Income Tax Asset (Liability)	$1,212	$4,033

At September 30, 2014 and 2013, respectively, net current deferred tax assets (liabilities) were $9,033 and $8,042, and net noncurrent deferred tax assets (liabilities) were $(5,000) and $(6,830). Total income taxes paid were approximately $29,000 and $37,000 in 2014 and 2013, respectively.

Most of the $1,484 net operating losses and tax credits are subject to a 10 year carryover limitation and expire from 2021 to 2023. These carryovers are based on stand-alone calculations and do not necessarily represent actual amounts available for carryover. The valuation allowances primarily relate to noncurrent deferred taxes assets on net operating losses and tax credit carryforwards.

(9) STOCK-BASED COMPENSATION
Certain management employees of the Company participate in Emerson stock-based compensation plans. Stock-based compensation expense is recognized based on Emerson’s cost of the awards under generally accepted accounting principles.

Such plans include performance share awards, which distribute the value of Emerson common stock and are subject to certain operating performance conditions and other restrictions. Distribution is primarily in shares of Emerson common stock and cash. Compensation expense is recognized at fair value over the service periods based on the number of awards ultimately expected to be earned and is adjusted at the end of each reporting period to reflect the change in fair value of the awards.

Stock-based compensation related to Company employees recognized by Emerson was $1,989 and $2,560 for the years ended September 30, 2014 and 2013, respectively. These costs are not directly reflected in this report. The Company is charged for a number of services provided by Emerson, including stock based compensation, through the support services charge. See Note 10. Also see Note 1 for a description of these services provided by Emerson included in the support service charge.

(10) RELATED-PARTY TRANSACTIONS
The Company engages in various transactions with Emerson Electric Co. and its subsidiaries. Related-party items reported in the balance sheet for the years ended September 30 include the following:

	2013	2014
Cash pool cash	$82,703	$90,720
Cash pool borrowings	21,462	14,378

Related-party receivables	$743	$144
Related-party payables	926	1,288

Cumulative intercompany receivable due form Emerson (included in invested equity)	$200,345	$229,358

The Company and its subsidiaries utilize cash pool arrangements with Emerson throughout the world consisting of cash swept to (or drawn from) Emerson controlled accounts but available on demand to the Company. Net interest expense from these cash pool arrangements for 2014 and 2013 was $473 and $679, respectively.

Interest income earned on the cumulative intercompany receivable due from Emerson in the United States was $4,874, and $5,108, for 2014 and 2013, respectively.

Related-party items reported in earnings during the years ended September 30 include the following:

	Location	2013	2014
Related-party sales to Emerson affiliates	Net Sales	$1,367	$1,867

Support services	SG&A	7,289	8,187
IT services	SG&A	1,934	1,845
Emerson-sponsored programs	SG&A	10,700	10,508

(11) COMMITMENTS AND CONTINGENCIES
Environmental
The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup and timing of future cash outlays is difficult to predict, given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. The Company concluded that, as of September 30, 2014, it was probable that it would incur remedial costs in the range of $15,645 to $31,912. The Company also concluded that, as of September 30, 2014, the best estimate within this range was $25,647 of which $6,000 was included in accrued expenses and the remainder was included in Other Long-Term

Liabilities. In addition, the Company has indemnification agreements with other responsible parties related to one environmental site for which the Company has recorded a receivable of $2,500.

While it is not possible at this time to determine with certainty the ultimate outcome of all environmental matters, the Company believes, given the information currently available, that the final resolution of all known claims, after taking into account amounts already accrued, will not have a material adverse effect on its financial condition, results of operations and cash flows.

Other Matters
At September 30, 2014, there were no known contingent liabilities (including guarantees, taxes, and other claims) that management believes will be material in relation to the Company’s Financial Statements, nor were there any material commitments outside the normal course of business.

(12) GEOGRAPHIC INFORMATION

	Sales by Destination		Property, Plant and Equipment, Net
	2013	2014	2014
United States and Canada	$443,977	419,878	64,246
Europe	93,738	99,721	30,868
Latin America	37,764	40,034	20,274
Asia	31,626	39,291	5,282
Middle East/Africa	9,823	8,413	—
	$616,928	$607,337	$120,670

Sales in the U.S. were $388,143 and $410,201 for 2014 and 2013. Assets located in the U.S. were $63,534 in 2014 and $62,163 in 2013. Assets located in Germany were $19,470 in 2014 and $21,972 in 2013. Assets located in Mexico were $19,284 and $19,396 in 2014 and 2013, respectively.

(13) OTHER FINANCIAL DATA
Items reported in earnings during the years ended September 30 include the following:

	2013	2014
Depreciation expense	$20,692	$15,697
Rent expense	6,130	6,893
The Company leases certain facilities, transportation and office equipment, and various other items under operating lease agreements. Minimum annual rentals under noncancellable long-term leases, exclusive of maintenance, taxes, insurance and other operating costs, will approximate $3,403 in 2015, $2,270 in 2016, $1,470 in 2017, $917 in 2018 and $685 in 2019.

Items reported in accrued expenses and other long-term liabilities include the following:

	2013	2014
Environmental - Non-Current	$16,743	$19,647
Environmental - Current	6,000	6,000
Accrued Rebates	10,231	9,997
Employee compensation liability	13,482	14,119

The change in warranty accrual is as follows:

Balance September 30, 2012	$864
Expense	405
Paid/Utilized	(494)
Balance September 30, 2013	$775
Expense	1,003
Paid/Utilized	(1,058)
Balance, September 30, 2014	$720

(14) SUBSEQUENT EVENTS
The Company has evaluated subsequent events through December 15, 2014, which is the date the Financial Statements were available to be issued. On December 13, 2014, Emerson entered into an asset and stock purchase agreement to sell the Company to Regal Beloit Corporation. The transaction is subject to customary closing and regulatory approvals.